Exhibit 10.1

SECOND AMENDMENT TO THIRD AMENDED

AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of June 7, 2019 (the “Effective Date”), among RIGNET, INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower party hereto, as guarantors (“Guarantors”), the lenders from time to time party hereto (“Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Agent”), Swingline Lender and L/C Issuer. Capitalized terms used but not defined in this Amendment have the meaning given them in the Credit Agreement (defined below).

RECITALS

A.    Borrower, the Subsidiaries of Borrower party thereto as Guarantors, Agent, Swingline Lender, L/C Issuer and Lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of November 6, 2017 (as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of February 13, 2019, as modified by that certain Consent and Waiver to Third Amended and Restated Credit Agreement dated as of May 6, 2019, and as may be further amended, restated, modified or supplemented from time to time, the “Credit Agreement”).

B.    Borrower has requested that the Lenders amend the Credit Agreement, and the Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions set out in this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1.    Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)    Section 1.01 of the Credit Agreement is hereby amended to delete the defined terms “Consolidated EBITDA”, “Consolidated Funded Indebtedness”, and “Specified Property” and replace them as follows in their appropriate alphabetical order as follows:

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Borrower and its Subsidiaries in accordance with GAAP or IFRS, as applicable:

(a)    Consolidated Net Income for the most recently completed Measurement Period; plus

(b)    the following to the extent deducted in calculating such Consolidated Net Income (without duplication):

(i)    Consolidated Interest Charges whether non-cash charges or paid in cash,

(ii)    the provision for federal, state, local and foreign income Taxes payable,

(iii)    depreciation and amortization expense,

(iv)    non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), and

(v)    all other non-cash finance expenses (including but not limited to (A) changes in valuations of preferred stock, and (B) non-share based compensation expenses); plus

(c)    without duplication, transaction fees, costs and expenses incurred by Borrower and its Subsidiaries in connection with this Agreement; plus

(d)    without duplication, reasonable, non-recurring transaction fees, costs and expenses incurred by Borrower and its Subsidiaries in connection with any Disposition, issuance, incurrence or Refinancing of any debt, issuance of Equity Interests, Acquisition (other than between or among Borrower and one or more of its Subsidiaries) or other Investment permitted under this Agreement (whether or not consummated); plus

(e)    any adjustments resulting from purchase accounting in accordance with GAAP for any Acquisition (other than between or among Borrower and one or more of its Subsidiaries) or other Investment permitted under this Agreement; plus

(f)    the amount of any business optimization expense and restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with Acquisitions (other than between or among Borrower and one or more of its Subsidiaries) after the Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with the foregoing, provided such costs (x) are actual and identifiable, and (y) to the extent related to an Acquisition (other than between or among Borrower and one or more of its Subsidiaries), do not exceed ten percent (10%) of the applicable Target EBITDA; plus

(g)    for such applicable periods, to the extent deducted in calculating such Consolidated Net Income, the amount of the 2015 Special Adjustments (provided that, any recoveries, or reversals by Borrower of any portion of the 2015 Special Adjustments in any subsequent period shall be deducted in calculating such Consolidated Net Income to the extent that such amount recovered or reversed was included in Consolidated Net Income), plus

(h)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption; plus

(i)    to the extent included in the calculation of Consolidated Net Income for such period, any noncash charge related to the original recognition or subsequent adjustment to the Inmarsat Reserve; less

(j)    without duplication, any gain or plus any loss included in the calculation of Consolidated Net Income for such period related to either the recognition of the final award or any or all payment(s) in full satisfaction of the final, non-appealable award under the Inmarsat Dispute; less

(k)    without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, non-cash gains (excluding any such non-cash gains to the extent (i) there were cash gains with respect to such gains in past accounting periods or (ii) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods); plus

(l)    for such applicable periods, to the extent deducted in calculating such Consolidated Net Income, the amount of the legal and related costs which includes but is not limited to fees and expenses for external legal counsel, expert witnesses, research, the arbitration panel, travel and depositions in conjunction with the Inmarsat Dispute, not to exceed $5,000,000 in any Measurement Period.

“Consolidated EBITDA” for any Measurement Period shall be calculated to give pro forma effect to any acquisition or disposition of assets (or closed or classified as discontinued operations) consummated at any time after the first day of such Measurement Period as if each such acquisition or disposition or classification had occurred on the first day of such Measurement Period, provided that any such pro forma adjustment shall be (x) made on a basis consistent with GAAP or IFRS, as applicable, and Regulation S-X promulgated under the Securities Act of 1933, and (y) supported by detailed calculations; provided, at the election of the Borrower, such adjustments shall not be required if the consideration paid in connection with such disposition (but, for the avoidance doubt, not any such acquisition), or the book value of such discontinued assets, is less than $5,000,000.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Borrower and its Subsidiaries on a Consolidated basis, the sum (without duplication) of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and other instruments contemplated in Section 7.02(l) (to the extent such amounts available to be drawn under such instruments are in excess of the amount permitted under Section 7.02(l)) and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the due date therefor or outstanding for more than 90 days after the date on which such trade account payable was created unless such account is being contested in good faith and appropriate reserves made, (ii) purchase price holdbacks in respect of portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) deferred compensation accrued in the ordinary course of business, (iv) any contingent obligation to purchase any asset and

(v) any earn-out obligations in connection with any permitted Acquisition or permitted Investment payable in cash until the requirements of the deferred earn-out have been fully achieved or realized and the amount becomes contractually due); (e) all Attributable Indebtedness; (f) all obligations (excluding voluntary payments and dividends) to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than Borrower or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Borrower or such Subsidiary. Notwithstanding anything to the contrary contained herein, Consolidated Funded Indebtedness shall not include (x) reimbursement obligations in respect of any letter of credit the payment of which is either fully (i) backed by a letter of credit or (ii) cash collateralized or (y) any obligation payable in common Equity Interests.

“Specified Property” means real property (a) acquired in conjunction with the acquisition of Nessco Group Holdings Limited and Nessco Invsat Limited, and (b) located at 410 Commercial Parkway, Broussard, Louisiana.”

(b)     Section 1.01 of the Credit Agreement is hereby amended to add the defined term “Second Amendment Closing Date” it its appropriate alphabetical order as follows:

“Second Amendment Closing Date” means June 7, 2019, which is the date that the Second Amendment to this Agreement became effective.”

(c)    Section 2.05 of the Credit Agreement is hereby amended to delete clause (b)(i) in its entirety and replace it as follows:

“(i)    Dispositions and Involuntary Dispositions. Borrower shall prepay the Term Loans and the Term Out Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds in excess of $5,000,000 in the aggregate received by Borrower or any Subsidiary within thirty (30) days of receipt thereof as a result of (A) any Disposition (other than Permitted Transfers or a Sale and Leaseback Transaction with respect to the Specified Property) of assets constituting Collateral, (B) at the Agent’s request in its reasonable credit judgment, any Involuntary Disposition of assets constituting Collateral (other than the Specified Property) or (C) Equity Interests owned by Borrower or any of its Subsidiaries constituting Collateral.”

(d)    Section 7.02 of the Credit Agreement is hereby amended to delete clauses (b) and (l) in their entirety and replace them as follows:

“(b)    Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness or extensions thereof;

  (l)    obligations under any performance bonds, payment bonds, surety bonds or similar instruments incurred in the ordinary course of business within the limitations set forth in Section 7.01(f) (which, for the avoidance of doubt, shall not include the obligations under any instrument listed under the caption “UK Bonding Facility issued by Bank of America UK” on Schedule 7.02, or any Permitted Refinancing Indebtedness or extensions thereof); provided that, the aggregate exposure at any one time outstanding shall not exceed the Dollar Equivalent of $30,000,000”

(e)    Section 7.05 of the Credit Agreement is hereby amended to delete clause (c) in its entirety and replace it as follows:

“(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) the Net Cash Proceeds are applied to prepay the Term Loans and Term Out Loans if the Net Cash Proceeds are in excess of $5,000,000 in the aggregate;”

(f)    Section 7.06 of the Credit Agreement is hereby amended to delete clause (f) in its entirety and replace it as follows:

“(f)    so long as no Default shall have occurred and be continuing or would result therefrom, Borrower or any Subsidiary may declare and make (and incur any obligation to do so) repurchases of Equity Interests issued by it deemed to occur upon the exercise of cashless or penny warrants or employee stock options or upon the vesting of stock grants, restricted stock or restricted stock units; or”

2.    Conditions. This Amendment shall be effective as of the Effective Date once all of the following have been satisfied or delivered to Agent, in each case in form and substance satisfactory to Agent:

(a)    this Amendment executed by Borrower, Guarantors, Agent and each Lender;

(b)    an Officer’s Certificate from Borrower and each Guarantor certifying that since the date of the most recent certificate delivered to Agent and the Lenders in connection with the closing of the Credit Agreement or the First Amendment Closing Date, as applicable, there have been no changes to the incumbency of officers, Organization Documents and resolutions previously adopted, and that such resolutions remain in full force and effect;

(c)    Certificates of Existence and Good Standing of Borrower and each Guarantor from its respective jurisdiction of incorporation or formation, as the case may be;

(d)    payment to Agent’s outside counsel of its legal fees submitted by invoice on or prior to the Effective Date; and

(e)    such other documents as Agent may request.

3.    Representations and Warranties. Borrower and each Guarantor represents and warrants to the Agent and the Lenders on and as of the date hereof that (a) it possesses the requisite power and authority to execute and deliver this Amendment, (b) this Amendment has been duly authorized and approved by the requisite corporate action on the part of Borrower or such Guarantor, (c) no other consent of any Person (other than Agent and the Lenders) that has not been obtained is required for this Amendment to be effective, (d) the execution and delivery of this Amendment does not violate its organizational documents, (e) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that such representations and warranties speak to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (f) after giving effect to this Amendment, it is in compliance with all covenants and agreements contained in each Loan Document to which it is a party, (g) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing and (h) that each Loan Document to which it is a party remains in full force and effect and is the legal, valid, and binding obligations of Borrower or such Guarantor enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing.

4.    FATCA. For the purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Amendment, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the obligations of the Borrower set forth in the Credit Agreement, as modified by this Amendment, as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5.    Scope of Amendment; Reaffirmation. Except as expressly modified by this Amendment, all references to the Credit Agreement shall refer to the Credit Agreement as affected by this Amendment. Except as affected by this Amendment, the Loan Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Credit Agreement (as amended by this Amendment) and any other Loan Document, the terms of the Credit Agreement (as amended by this Amendment) shall control and such other document shall be deemed to be amended to conform to the terms of the Credit Agreement (as amended by this Amendment).

6.    Miscellaneous.

(a)    Binding Effect. The Credit Agreement as amended by this Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective legal representatives, successors and permitted assigns.

(b)    No Waiver of Defaults. This Amendment does not constitute a waiver of, or a consent to, any present or future violation of or default under, any provision of the Loan Documents, or a waiver of Agent’s or any Lender’s right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents.

(c)    Form. Each agreement, document, instrument or other writing to be furnished the Agent or any Lender under any provision of this Amendment must be in form and substance reasonably satisfactory to Agent.

(d)    Headings. The headings and captions used in this Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Amendment, the Credit Agreement, or the other Loan Documents.

(e)    Costs, Expenses and Attorneys’ Fees. Borrower agrees to pay or reimburse Agent on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of Agent’s counsel.

(f)    Multiple Counterparts. This Amendment may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment, or any certificate delivered hereunder, by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrower, each Guarantor, Agent, and each Lender. Agent may also require that any such documents and signatures be confirmed by a manually-signed original; provided that, the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(g)    Governing Law. This Amendment and the other Loan Documents shall be construed, and their performance enforced, under Texas law.

7.    Entirety. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG BORROWER, GUARANTORS, LENDERS AND AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signatures are on the following pages.]

This Amendment is executed as of the Effective Date.

BORROWER:

RIGNET, INC., a Delaware corporation

By:	/s/ Steven Pickett
Name:	Steven Pickett
Title:	Chief Executive Officer & President

GUARANTORS:

LANDTEL, INC., a Delaware corporation

By:	/s/ Steven Pickett
Name:	Steven Pickett
Title:	President

RIGNET SATCOM, INC., a Delaware corporation

By:	/s/ Steven Pickett
Name:	Steven Pickett
Title:	President

LANDTEL COMMUNICATIONS, L.L.C., a Louisiana limited liability company

By:	/s/ Steven Pickett
Name:	Steven Pickett
Title:	President

[Signature Page to Second Amendment to Third Amended and Restated Credit Agreement]

AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Denise Jones
Name:	Denise Jones
Title:	Vice President

[Signature Page to Second Amendment to Third Amended and Restated Credit Agreement]

LENDER:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender

By:	/s/ Jameson Burke
Name:	Jameson Burke
Title:	Senior Vice President

[Signature Page to Second Amendment to Third Amended and Restated Credit Agreement]

LENDER:

COMPASS BANK, as a Lender

By:	/s/ Tom Brosig
Name:	Tom Brosig
Title:	Senior Vice President

[Signature Page to Second Amendment to Third Amended and Restated Credit Agreement]

LENDER:

WOODFOREST NATIONAL BANK, as a Lender

By:	/s/ Sushita R. Shah
Name:	Sushita R. Shah
Title:	SVP

[Signature Page to Second Amendment to Third Amended and Restated Credit Agreement]

LENDER:

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Chris O’Brien
Name:	Chris O’Brien
Title:	Sr. Vice President

[Signature Page to Second Amendment to Third Amended and Restated Credit Agreement]